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                                                                  Exhibit 10.1.3

                                   FOREST CITY
                                   DEVELOPMENT


December 30, 1999

Mr. Joel Cummings
Genzyme Tissue Repair
64 Sidney Street
Cambridge, MA 02139

RE: Lease between Genzyme Corporation, successor to BioSurface Technology, Inc. ("Genzyme") as Tenant, and FC 64 Sidney Street, Inc. ("Forest City") as Landlord, dated as of April 30, 1990 as amended from time to time (the "Lease")

Dear Joel:

This letter is intended to confirm our discussions regarding the mutual release by Genzyme and Forest City of Genzyme's rights and responsibilities for two spaces currently occupied by Genzyme Tissue Repair on the first floor of 64 Sidney Street.

Effective December 31, 1999 Genzyme's rights and obligations with respect to the following two components of space shall terminate, except as otherwise set forth below:

     1. Suite 120, comprising 3,421 square feet. Genzyme has vacated this space, and Forest City has accepted it in As-Is condition.

     2. A portion of Suite 150, currently comprising 4,827 square feet, with 2,686 square feet to be vacated (hereinafter, "Suite 170"), leaving 2,141 square feet remaining in Suite 150, as indicated on the plan attached hereto as Exhibit A.

Upon termination, Forest City shall be free to re-lease both Suite 120 and Suite 170 to other parties. However, in order to complete the separation of the current Suite 150 into two independent suites, a new electrical service will need to be installed for the new suite 170, and certain other minor modifications will also be required. Genzyme and Forest City will cooperate to ensure that these changes can be implemented in a cost-effective manner, and will split the cost of this work 50/50, subject to a cap on Genzyme's share of the cost equal to $5,000. Genzyme has left a quantity of wall-mounted and other furnishings in the area that will become Suite 170, and in negotiating with potential replacement tenants, Forest City will attempt to sell the furnishings as an offset to Genzyme's share of the cost of modifications.

[UNIVERSITY PARK AT MIT LOGO]

Forest City Development, 38 Sidney Street, Cambridge, MA 02139-4169, 617/225-0310. FAX: 617/225-0311

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Mr. Joel Cummings
December 30, 1999
Page 2

Joel, if you are in agreement with these terms for release, please indicate below your acknowledgement on behalf of Genzyme Tissue Repair. Our Lease Administration Department will draft any additional confirmatory documentation necessary to put this change into effect. We are pleased to have been able to reach a mutually beneficial agreement regarding the disposition of these spaces, and look forward to working closely with you and your associates at Genzyme Tissue Repair to ensure that your facilities at University Park continue to meet your needs in the most effective ways possible.

Sincerely,

/s/ Peter Calkins

Peter Calkins

Vice President, Planning & Project Development


ACKNOWLEDGED AND AGREED FOR
GENZYME TISSUE REPAIR

By: /s/ Joel Cummings
   ------------------------------

Title: VICE PRESIDENT, OPERATIONS
      ---------------------------

Date:   1/6/00
     ----------------------------

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                                    EXHIBIT A

[GRAPHIC OF FIRST FLOOR PLAN]